Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY APRIL 18, 2019

SOTHERLY HOTELS INC. ANNOUNCES CLOSING OF OFFERING OF

SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

Williamsburg, Virginia – April 18, 2019 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced it has closed its previously announced underwritten public offering of 1,080,000 shares of its 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock (the “Series D Preferred Stock”) for total gross proceeds of $27,000,000 before underwriting discounts and commissions and expenses payable by the Company. The Company has granted the underwriters a 30-day option to purchase up to an additional 162,000 shares of Series D Preferred Stock to cover over-allotments, if any, at the public offering price of $25.00 per share of the Series D Preferred Stock. The Series D Preferred Stock has been approved for listing on the NASDAQ under the symbol “SOHON” and trading is expected to commence within 30 days of closing of the offering.

The Company contributed the net proceeds from the offering to Sotherly Hotels LP, its operating partnership, which intends to use the net proceeds to redeem in full the operating partnership’s 7.25% Senior Unsecured Notes due 2021 and, to the extent there are any remaining net proceeds, for general corporate purposes, including potential future acquisitions of hotel properties.

Sandler O’Neill + Partners, L.P. acted as active book-runner for the offering. Janney Montgomery Scott acted as passive book-runner. Boenning & Scattergood, Inc. and American Capital Partners, LLC acted as co-managers. The offering was conducted as a public offering under the Company’s and the Operating Partnership’s jointly filed shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) (File Nos. 333-220369 and 333-220369-01), which was declared effective by the SEC on September 20, 2017. The offering was made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus can be obtained from Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attention: Prospectus Department, or by calling toll-free 1-866-805-4128, or by email at syndicate@sandleroneill.com.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and many of which are beyond the Company’s control.

Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition and new supply of hotel rooms, increases in wages, energy costs and other operating costs; risks associated with adverse weather conditions, including hurricanes; the availability and terms of financing and capital and the general volatility of the securities markets; the Company’s intent to repurchase shares from time to time; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of the Company’s hotels; risks associated with maintaining the Company’s system of internal controls; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; risks associated with the Company’s ability to maintain its franchise agreements with its third party franchisors; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of REITs; the Company’s ability to maintain its qualification as a REIT; and the Company’s ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail in the Company’s registration statement, under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the SEC. The Company undertakes no obligation to and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. Most of the Company’s properties operate under the Hilton Worldwide, Hyatt Hotels Corporation, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648